Exhibit 99.1

Blue Bird Secures an Additional $42 Million of Capacity on its Revolving Credit Facility

MACON, GEORGIA - May 8, 2020 - Blue Bird Corporation (Nasdaq: BLBD), the leading independent designer and manufacturer of school buses, reported that on May 7, 2020, it had secured an additional $41.9 million of capacity on its revolving credit facility. This brings the total revolving commitments to $141.9 million. The additional revolving commitments will be used for working capital and to fund general corporate purposes.

“We appreciate the support and commitment of our banking partners. This increase is a proactive measure taken to address uncertainty around the Coronavirus pandemic,” said Phil Horlock, Blue Bird’s President and Chief Executive Officer. “We were comfortable with our strong level of liquidity at $100 million of commitments, but felt it was prudent to secure additional liquidity as insurance in light of the unprecedented pandemic we are facing with the Coronavirus.”

The interest rate pricing grid remains unchanged, but the LIBOR floor was amended from 0% to 0.75%. The credit facility is scheduled to mature on September 13, 2023. More detail and a copy of the amendment can be found in the Company’s 8-K filed on May 8, 2020.

About Blue Bird Corporation

Blue Bird is the leading independent designer and manufacturer of school buses, with more than 550,000 buses sold since its formation in 1927 and approximately 180,000 buses in operation today. Blue Bird’s longevity and reputation in the school bus industry have made it an iconic American brand. Blue Bird distinguishes itself from its principal competitors by its singular focus on the design, engineering, manufacture and sale of school buses and related parts. As the only manufacturer of chassis and body production specifically designed for school bus applications, Blue Bird is recognized as an industry leader for school bus innovation, safety, product quality/reliability/durability, operating costs and drivability. In addition, Blue Bird is the market leader in alternative fuel applications with its propane-powered, gasoline-powered and compressed natural gas-powered school buses. Blue Bird manufactures school buses at two facilities in Fort Valley, Georgia. Its Micro Bird joint venture operates a manufacturing facility in Drummondville, Quebec, Canada. Service and after-market parts are distributed from Blue Bird’s parts distribution center located in Delaware, Ohio.

Contact

Mark Benfield
Profitability & Investor Relations
Blue Bird Corporation
(478)822-2315
Mark.Benfield@blue-bird.com
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